UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 5, 2010
(Date of earliest event reported)

STEVEN MADDEN, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York		11104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On October 5, 2010, Steven Madden, Ltd. and/or various affiliates or subsidiaries (collectively, the “Company”) entered into a Restructuring Agreement (the “Restructuring Agreement”) with Betsey Johnson LLC (“BJ LLC”) and certain of its affiliates to effect an out-of-court restructuring of the outstanding debt of BJ LLC purchased by the Company from various members of a loan syndicate in August, 2010. As previously reported, the term loan in the aggregate outstanding principal amount of $48,750,000 (the “Original Loan”), which was in default on the date of purchase, was purchased by the Company for an aggregate purchase price of approximately $27.6 million and was secured by substantially all BJ LLC’s assets.

Pursuant to the Restructuring Agreement, the Company, through a wholly-owned subsidiary, purchased from BJ LLC and certain affiliates (a) substantially all trademarks, service marks, trade dress, brand names, logos, trade names, business names, patents, copyrights, domain names, software, know how and other intellectual property, and all goodwill associated with any of the foregoing, owned or licensed by BJ LLC and certain affiliates, (b) certain intellectual property licenses including the right to receive royalties and other income with respect thereto, and (c) certain other contracts, including a lease under which BJ LLC leases its outlet store located in Riverhead, New York (collectively, the “Purchased Assets”). The aggregate purchase price for the Purchased Assets was $27.4 million, paid by the Company in the form of a credit against the outstanding principal balance of the Original Loan and, after giving effect to the credit, the cancellation of all outstanding obligations of BJ LLC arising out of the Original Loan. The Restructuring Agreement contains customary representations and warranties relating to the Purchased Assets as well as indemnification obligations of BJ LLC for a period of 18 months following the closing to indemnify the Company and its affiliates and representatives from losses incurred arising out of the breach by BJ LLC of representations regarding the Purchased Assets. The Restructuring Agreement further provides for equity recapitalization of BJ LLC including issuance to the Company of a number of Class B Preferred Shares of BJ LLC constituting 10% of the issued and outstanding shares of BJ LLC in exchange for a credit of $200,000 against the outstanding principal balance of the Original Loan. Simultaneously, Castanea Partners and its affiliates, majority owners of BJ LLC, made an investment of additional capital into BJ LLC.

Also as a part of the transaction, the Company made a new secured term loan to BJ LLC in the principal amount of $3,000,000 which loan bears interest at the rate of 8% per annum (payable at maturity) and matures on December 31, 2015. Pursuant to the terms of the secured promissory note, an early repayment of the new loan is required in the event of a sale of BJ LLC, a public offering of the equity securities of BJ LLC or the cessation of business by BJ LLC and the loan is secured by a first priority security interest in and lien upon substantially all of the remaining properties and assets of BJ LLC.

In connection with the closing of the above-described transactions, the Company and BJ LLC also entered into two intellectual property license agreements and a supply agreement with respect to the Purchased Assets pursuant to which, among other things, the Company has granted to BJ LLC (i) a limited, exclusive license and right to use the Betsey Johnson® and Betsey Johnson CollectionTM trademarks for the manufacture, promotion, sale and distribution of specified items of women’s apparel (the “Licensed Product”) in retail stores owned and operated by BJ LLC in London, England and Canada, in wholesale and retail sales in the United States, and in wholesale sales in certain other jurisdictions outside the United States, and (ii) a right and license to sell, via BJ LLC’s e-commerce websites and in Betsey Johnson-branded retail stores located in Canada, London, England and the United States, products featuring designs created by or manufactured under license to third parties by the Company. Under the license arrangements, the Company is entitled to royalty payments based on net sales and, under one agreement, certain guaranteed minimum royalty payments and may purchase from BJ LLC Licensed Product at a discount from the listed wholesale price. Also, as previously disclosed, BJ LLC had been a licensor to the Company, providing the Company the right to use the Betsey Johnson® and Betseyville® trademarks in connection with the marketing and sale of handbags, small leather goods, belts and umbrellas (the “Original License”). In connection with the above-described transactions, BJ LLC and the Company entered into a supply agreement, which terminated the Original License and provides BJ LLC and its affiliates with the right to buy footwear and accessories bearing the Betsey Johnson® or Betsey Johnson CollectionTM trademarks from the Company at a discount from the listed wholesale price.

The foregoing summary of the Restructuring Agreement set forth in response to this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the full text of the Restructuring Agreement attached as Exhibit 2.1 to this Current Report on Form 8-K. On October 8, 2010, the Company issued a press release announcing its entry into and completion of the transactions contemplated by the Restructuring Agreement. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference to this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

The text of Item 1.01 of this Current Report on Form 8-K with respect to the termination of the Original Loan is incorporated by reference to this Item 1.02.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

2.1
Restructuring Agreement, dated October 5, 2010, among Steven Madden, Ltd., BJ Acquisition LLC, BJ Agent LLC, Betsey Johnson LLC, Betsey Johnson (UK) Limited, Betsey Johnson Canada Ltd., BJ Vines, Inc., Betsey Johnson, Chantal Bacon, Castanea Family Investments, LLC, Castanea Family Holdings, LLC and Castanea Partners Fund III, L.P.

99.1	Press Release dated October 8, 2010 issued by Steven Madden, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 8, 2010

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld
Chief Executive Officer